CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 18, 2006, relating to the financial statements and financial highlights which appears in the June 30, 2006 Annual Report to Shareholders of Emerging Markets Growth Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and, "Independent Registered Public Accounting Firm and Legal Counsel" in such Registration Statement.

PricewaterhouseCoopers LLP
Los Angeles, California
August 25, 2006